Exhibit 99.1

CONTACT:	THOMAS COUGHLIN, PRESIDENT & CEO RYAN BLAKE, COO 1 (800) 680-6872

BCB Bancorp, Inc. Reports Net Income of $13.4 Million in Third Quarter 2022;

Net Loans Increase 20.9 Percent YTD and NIM Expands to 4.18 Percent;

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., October 20, 2022 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported that net income increased $5.1 million, or 60.9 percent, to $13.4 million for the third quarter of 2022, compared with $8.3 million for the third quarter of 2021, and increased 31.8 percent compared to $10.2 million in the immediate prior quarter. Earnings per diluted share for the third quarter of 2022 were $0.76, compared to $0.58 in the preceding quarter and $0.47 in the third quarter of 2021.

For the first nine months of the year, net income increased 42.6 percent to $33.5 million, compared to $23.5 million for the first nine months of 2021. Year-to-date, earnings per diluted share were $1.89 compared to $1.31 for the first nine months of 2021.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable November 15, 2022 to common shareholders of record on November 1, 2022.

“We delivered record earnings for the third quarter, highlighted by strong loan production, net interest margin expansion, and prudent expense management. We remain committed to maintaining a stable liquidity profile in an increasingly competitive rate environment while closely monitoring and protecting our future net interest margin,” stated Thomas Coughlin, President and Chief Executive Officer.

“Additionally, our asset quality remains strong and is reflective of the disciplined underwriting and credit culture of our organization. We continue to see robust loan demand that is indicative of our customers’ desire to continue to bank with us as their lender of choice. We are also very well-positioned to benefit from the market disruptions caused by recent regional mergers. However, we are being mindful of the headwinds posed by the rising rate environment and the broader macroeconomic conditions as we pursue future growth initiatives.”

“Due to the continued, solid performance of our asset quality metrics, we recorded no loan loss provision during the third quarter of 2022. Our non-accrual loans to total loans ratio decreased to 0.30 percent at September 30, 2022, from 0.35 percent at June 30, 2022, and 0.89 percent a year ago,” said Mr. Coughlin.

“During the third quarter, we completed a third round private placement of our Series I Noncumulative Perpetual Preferred Stock. Over the last ten months, we issued a total of $10.0 million of such stock over three rounds of funding. As a result of these strategic transactions, we have further strengthened our capital position,” concluded Mr. Coughlin.

Executive Summary

•	Net income was $13.4 million in the third quarter of 2022, compared to $10.2 million in the prior quarter, and $8.3 million in the third quarter a year ago.

•	Earnings per diluted share were $0.76 in the third quarter of 2022, compared to $0.58 in the prior quarter, and $0.47 in the third quarter of 2021.

•

Net interest margin was 4.18 percent for the third quarter of 2022, a 44 basis point increase compared to 3.74 percent for the second quarter of 2022, and a 72 basis point increase compared to 3.46 percent for the third quarter of 2021.

•

Total cost of interest-bearing liabilities increased 14 basis points to 0.64 percent for the third quarter of 2022, compared to 0.50 percent for the second quarter of 2022, and decreased two basis points from 0.66 percent for the third quarter of 2021.

•

The interest rate spread increased by 40 basis points to 4.00 percent for the third quarter of 2022, compared to 3.60 percent for the second quarter of 2022, and increased 71 basis points from 3.29 percent for the third quarter of 2021.

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

•	The efficiency ratio for the third quarter was 41.5 percent compared to 47.6 percent in the prior quarter, and 52.2 percent in the third quarter of 2021.

•	The annualized return on average assets ratio for the third quarter was 1.74 percent, compared to 1.32 percent in the prior quarter, and 1.13 percent in the third quarter of 2021.

•	The annualized return on average equity ratio for the third quarter was 19.4 percent, compared to 15.0 percent in the prior quarter, and 12.8 percent in the third quarter of 2021.

•	The Company had no provision for loan losses for the third quarter or the second quarter of 2022. This compared to a $680,000 provision for loan losses for the third quarter of 2021.

•	Allowance for loan losses as a percentage of non-accrual loans was 390.3 percent at September 30, 2022, compared to 370.7 percent for the prior quarter, and 184.1 percent at September 30, 2021.

•	Total non-accrual loans decreased to $8.5 million at September 30, 2022, compared to $9.2 million at June 30, 2022, and $20.7 million at September 30, 2021.

•	Total loans receivable, net of allowance for loan losses, increased 21.7 percent to $2.787 billion at September 30, 2022, from $2.290 billion at September 30, 2021.

•	Total deposits increased 6.7 percent to $2.713 billion at September 30, 2022, up from $2.541 billion at September 30, 2021, with noninterest bearing deposits increasing 12.1 percent over a year ago.

•	The Company’s Board of Directors declared a regular quarterly cash dividend of $0.16 per share, payable November 15, 2022 to common shareholders of record November 1, 2022.

Balance Sheet Review

Total assets increased by $298.1 million, or 10.0 percent, to $3.266 billion at September 30, 2022, from $2.968 billion at December 31, 2021. The increase in total assets was mainly related to increases in total loans partially offset by decreases in cash and cash equivalents.

Total cash and cash equivalents decreased by $190.6 million, or 46.3 percent, to $221.0 million at September 30, 2022, from $411.6 million at December 31, 2021. This decrease was primarily due to an increase in loans, partly offset by an increase in deposits.

Loans receivable, gross, increased by $479.9 million, or 20.5 percent, to $2.824 billion at September 30, 2022, from $2.344 billion at December 31, 2021. Total loan increases for the first nine months of 2022 included increases of $444.1 million in commercial real estate and multi-family loans, $17.7 million in residential one-to-four family loans, $14.5 million in commercial business loans, and $5.6 million in home equity loans, , partly offset by decreases of $1.2 million in consumer loans, and $801,000 in construction loans. The allowance for loan losses decreased $3.9 million to $33.2 million, or 390.3 percent of non-accruing loans and 1.18 percent of gross loans, at September 30, 2022, as compared to an allowance for loan losses of $37.1 million, or 249.3 percent of non-accruing loans and 1.58 percent of gross loans, at December 31, 2021.

Total investment securities increased by $786,000, or 0.7 percent, to $111.2 million at September 30, 2022, from $110.4 million at December 31, 2021, representing repayments, calls and maturities, and purchases of $15.5 million, partly offset by sales of $1.2 million.

Deposit liabilities increased by $151.5 million, or 5.9 percent, to $2.713 billion at September 30, 2022, from $2.561 billion at December 31, 2021. Total increases for the nine months ended September 30, 2022, included $57.7 million in NOW deposit accounts, $33.2 million in money market checking accounts, $29.2 million in certificates of deposit, including listing service and brokered deposit accounts, $22.2 million in non-interest-bearing deposit accounts, and $9.1 million in savings and club accounts. The weighted average interest rate of certificates of deposit was 0.70 percent at September 30, 2022 and 0.72 percent at December 31, 2021.

Debt obligations increased by $140.6 million to $249.6 million at September 30, 2022, from $109.0 million at December 31, 2021, and consisted of both Federal Home Loan Bank (“FHLB”) borrowings and subordinated debt balances. The increase in debt obligations related to short-term FHLB borrowings. The weighted average interest rate of FHLB advances was 2.63 percent at September 30, 2022, and 1.39 percent at December 31, 2021. The fixed interest rate of our subordinated debt balances was 5.625 percent at September 30, 2022, and at December 31, 2021.

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

Stockholders’ equity increased by $8.7 million, or 3.2 percent, to $282.7 million at September 30, 2022, from $274.0 million at December 31, 2021. The increase was primarily attributable to an increase in retained earnings of $24.7 million, or 30.5 percent, to $105.9 million at September 30, 2022, from $81.2 million at December 31, 2021, related to the net effect of net income less dividends paid for the nine months ended September 30, 2022. The increase was partly offset by a decrease of $7.9 million in additional paid-in-capital for preferred stock, an increase in accumulated other comprehensive losses of $7.3 million, and an increase in treasury stock of $2.0 million. The decrease in additional paid-in-capital for preferred stock was primarily related to the redemption of $9.4 million of the Company’s then-outstanding Series D 4.5 percent preferred stock and $5.3 million of the Company’s then-outstanding Series G 6.0 percent preferred stock, partially offset by the issuance of $6.8 million of Series I 3.0 percent preferred stock. The decrease in accumulated other comprehensive income over the prior year was based upon unfavorable market conditions related to the Company’s available-for-sale debt securities.

Third Quarter 2022 Income Statement Review

Net interest income increased by $6.3 million, or 25.8 percent, to $30.9 million for the third quarter of 2022, from $24.6 million for the third quarter of 2021. The increase in net interest income resulted from a $6.3 million increase in interest income as well as a decrease of $82,000 in interest expense.

Interest income increased by $6.3 million, or 22.2 percent, to $34.4 million for the third quarter of 2022, from $28.1 million for the third quarter of 2021. The average balance of interest-earning assets increased $116.1 million, or 4.1 percent, to $2.965 billion for the third quarter of 2022, from $2.849 billion for the third quarter of 2021, while the average yield increased 69 basis points to 4.64 percent for the third quarter of 2022, from 3.95 percent for the third quarter of 2021. The increase in the average balance of interest-earning assets mainly related to an increase in the Company’s level of average loans receivable for the third quarter of 2022, as compared to the third quarter of 2021.

The increase in interest income mainly related to an increase in the average balance of loans receivable of $358.4 million to $2.699 billion for the third quarter of 2022, from $2.341 billion for the third quarter of 2021. The increase in the average balance of loans receivable was the result the of the strength of the Company’s loan pipeline. Interest income on loans also included $314,000 of amortization of purchase credit fair value adjustments for the third quarter of 2022 related to a prior acquisition, which added approximately four basis points to the average yield on interest earning assets.

Interest expense decreased by $82,000, or 2.3 percent, to $3.4 million for the third quarter of 2022, from $3.5 million for the third quarter of 2021. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 2 basis points to 0.64 percent for the third quarter of 2022, from 0.66 percent for the third quarter of 2021, partly offset by an increase in the average balance of interest-bearing liabilities of $12.7 million, or 0.6 percent, to $2.156 billion for the third quarter of 2022, from $2.143 billion for the third quarter of 2021. The decrease in the average cost of funds primarily resulted from the Company’s focus on managing funding costs.

Net interest margin was 4.18 percent for the third quarter of 2022, compared to 3.46 percent for the third quarter of 2021. The increase in the net interest margin was largely the result of an increase in the average volume and average rate on loans receivable. and to a much lesser extent to a decrease in funding costs, partly offset by an increase in the average balance of interest-bearing liabilities.

The Company’s overall asset quality is trending favorably with continued reduction in non-accrual loans. A review of the existing level of loan loss reserves and the asset quality resulted in no provision for loan losses for the third quarter of 2022. This compared to a $680,000 provision for loan losses during the third quarter of 2021. During the third quarter of 2022, the Company experienced $918,000 in net charge-offs compared to net recoveries of $4,000 for the third quarter of 2021. The Bank had non-accrual loans totaling $8.5 million, or 0.30 percent of gross loans at September 30, 2022, as compared to $20.7 million, or 0.89 percent of gross loans at September 30, 2021. The allowance for loan losses was $33.2 million, or 1.18 percent of gross loans at September 30, 2022, and $38.2 million, or 1.64 percent of gross loans at September 30, 2021.

Noninterest income increased by $129,000, or 9.8 percent, to $1.4 million for the third quarter of 2022, from $1.3 million in income for the third quarter of 2021. The increase in total noninterest income was mainly related to an increase in fees and service charges and other non-interest income, partly offset by an increase in the loss on equity securities, a decrease in BOLI income, and a decrease in the gain on the sale of loans. Fees and service charge income increased by $538,000, or

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

75.5 percent, to $1.3 million for the third quarter of 2022, compared to $713,000 for the third quarter of 2021. Fees and service charge income include revenue from loan servicing fees, ATM fees, and other customer account fees. The loss on equity securities for the third quarter of 2022 was $559,000 compared to an unrealized loss of $307,000 for the third quarter 2021. The increase in losses on equity securities was due to the rising rate environment.

Noninterest expense decreased by $75,000, or 0.6 percent, to $13.5 million for the third quarter of 2022, from $13.5 million for the third quarter of 2021. The decrease was mainly related to a decrease in occupancy and debt extinguishment expenses, as well as other non-interest expense. The Company recognized an expense of $337,000 for a loss on extinguishment of debt related to the prepayment of higher-cost FHLB borrowings in the third quarter of 2021. There was no comparable expense in the third quarter of 2022. The decrease in other non-interest expense mainly related to a decrease in loan-related legal expenses. Salaries and employee benefits expense increased by $433,000, or 6.7 percent, to $6.9 million for the third quarter of 2022, from $6.5 million for the third quarter of 2021. The increase mainly related to an increase in the number of fulltime equivalent employees to 301 for the third quarter of 2022, compared to 291 for the same period in 2021.

The income tax provision increased by $2.2 million, or 63.3 percent, to $5.6 million for the third quarter of 2022, from $3.4 million for the third quarter of 2021. The increase in the income tax provision was a result of higher taxable income for the third quarter of 2022, as compared with that same period for 2021. The consolidated effective tax rate for the third quarter of 2022 was 29.3 percent compared to 29.0 percent for the third quarter of 2021.

Year-to-Date 2022 Income Statement Review

Net interest income increased by $11.5 million, or 16.0 percent, to $83.8 million for the first nine months of 2022, from $72.2 million for the first nine months of 2021. The increase in net interest income resulted from an increase of $8.4 million in total interest income as well as a decrease of $3.2 million in total interest expense.

Interest income increased by $8.4 million, or 9.9 percent, to $92.6 million for the first nine months of 2022, from $84.2 million for the first nine months of 2021. The average balance of interest-earning assets increased $168.9 million, or 6.1 percent, to $2.945 billion for the first nine months of 2022, from $2.776 billion for the first nine months of 2021, while the average yield increased 14 basis points to 4.19 percent for the first nine months of 2022, from 4.05 percent for the first nine months of 2021. The increase in the average balance of interest-earning assets mainly related to an increase in the Company’s level of average loans receivable for the first nine months of 2022, as compared to the first nine months of 2021.

The increase in interest income mainly related to an increase in the average balance of loans receivable of $184.4 million to $2.521 billion for the first nine months of 2022, from $2.337 billion for the first nine months of 2021. The increase in the average balance on loans receivable was result of the strength of the Company’s loan pipeline. Interest income on loans for the first nine months of 2022 also included $622,000 of amortization of purchase credit fair value adjustments related to a prior acquisition, which added approximately three basis points to the average yield on interest earning assets.

Interest expense decreased by $3.2 million, or 26.4 percent, to $8.8 million for the first nine months of 2022, from $12.0 million for the first nine months of 2021. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 4 basis points to 0.71 percent for the first nine months of 2022, from 0.75 percent for the first nine months of 2021, partly offset by an increase in the average balance of interest-bearing liabilities of $15.6 million, or 0.7 percent, to $2.146 billion for the first nine months of 2022, from $2.131 billion for the first nine months of 2021. The decrease in the average cost of funds primarily resulted from the low interest rate environment in 2021 and the Company’s focus on managing funding costs.

Net interest margin was 3.79 percent for the first nine months of 2022, compared to 3.47 percent for the first nine months of 2021. The increase in the net interest margin compared to the first nine months of 2021 was the result of an increase in the average volume of loans receivable as well as a decrease in funding costs.

The Company recorded a credit to the provision for loan losses of $2.6 million for the first nine months of 2022, compared to a $4.8 million provision for loan losses for the first nine months of 2021. During the first nine months of 2022, the Company recorded $1.3 million in net charge offs compared to $323,000 in net charge offs for the first nine months of 2021.

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

Noninterest income decreased by $5.6 million, or 91.2 percent, to $533,000 for the first nine months of 2022, from $6.1 million for third quarter of 2021. The decrease in total noninterest income was mainly related to an increase in the loss of equity securities, a lower gain on sales of loans, and a decrease in gains on the sale of premises, partly offset by an increase in fees and service charges. The loss on equity securities increased $5.5 million to $5.5 million for the first nine months of 2022, from a loss of $4,000 for the first nine months of 2021. The losses on equity securities are due to conditions. Gains on sales of loans decreased by $449,000, or 78.1 percent, to $126,000 for the first nine months of 2022, from $575,000 for the first nine months of 2021. Factors considered when deciding to sell loans include market conditions, demand, and the loan portfolio. Gains on the sale of premises sold were $371,000 for the first nine months of 2021 with no comparable gain or loss for the first nine months of 2022. These decreases were partly offset by an increase in fees and service charge income resulting from loan servicing income, ATM fees, and other customer account fees.

Noninterest expense decreased by $800,000, or 2.0 percent, to $39.5 million for the first nine months of 2022, from $40.3 million for the first nine months of 2021. The decrease was mainly related to a decrease in debt extinguishment expense and other non-interest expense. The Company recognized an expense of $1.1 million for a loss on extinguishment of debt related to the prepayment of higher-cost FHLB borrowings in the first nine months of 2021. There was no comparable expense in the first nine months of 2022. Salaries and employee benefits expense increased by $827,000, or 4.2 percent, to $20.4 million for the first nine months of 2022, from $19.6 million for the first nine months of 2021. The increase mainly related to payments made to the estate of a former officer of the Company who passed away in 2022, pursuant to the terms of his employment agreement, and normal compensation increases. The number of full-time equivalent employees for the first nine months of 2022 was 302 compared to 297 for the same period of 2021.

The income tax provision increased by $4.2 million, or 42.8 percent, to $13.9 million for the first nine months of 2022, from $9.7 million for the first nine months of 2021. The increase in the income tax provision was a result of higher taxable income for the first nine months of 2022, as compared with that same period for 2021. The consolidated effective tax rate for the first nine months of 2022 and 2021 was 29.3.

Asset Quality

The Bank had non-accrual loans totaling $8.5 million, or 0.30 percent of gross loans at September 30, 2022, as compared to $14.9 million, or 0.64 percent of gross loans at December 31, 2021 and $20.7 million, or 0.89 percent of gross loans at September 30, 2021. The allowance for loan losses was $33.2 million, or 1.18 percent of gross loans at September 30, 2022, $37.1 million or 1.58 percent of gross loans at December 31, 2021 and $38.2 million, or 1.64 percent of gross loans at September 30, 2021. The allowance for loan losses was 390.3 percent of non-accrual loans at September 30, 2022, 249.3 percent of non-accrual loans at December 31, 2021 and 184.1 percent of non-accrual loans at September 30, 2021.

Performing troubled debt restructured (“TDR”) loans that were not included in non-accrual loans at September 30, 2022, were $10.5 million, compared to $12.4 million at December 31, 2021. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; the COVID-19 pandemic or any similar future pandemic and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

	Statements of Income - Three Months Ended,
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022 vs. June 30, 2022	September 30, 2022 vs. September 30, 2021

	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$32,302	$28,781	$26,922	12.2%	20.0%
Mortgage-backed securities	173	47	159	268.1%	8.8%
Other investment securities	1,103	939	814	17.5%	35.5%
FHLB stock and other interest earning assets	822	694	249	18.4%	230.1%

Total interest and dividend income	34,400	30,461	28,144	12.9%	22.2%

Interest expense:
Deposits:
Demand	1,169	946	1,059	23.6%	10.4%
Savings and club	113	110	131	2.7%	-13.7%
Certificates of deposit	1,087	849	1,344	28.0%	-19.1%

	2,369	1,905	2,534	24.4%	-6.5%
Borrowings	1,080	815	997	32.5%	8.3%

Total interest expense	3,449	2,720	3,531	26.8%	-2.3%

Net interest income	30,951	27,741	24,613	11.6%	25.8%
Provision (credit) for loan losses	—	—	680		-100.0%

Net interest income after provision for loan losses	30,951	27,741	23,933	11.6%	29.3%

Non-interest income:
Fees and service charges	1,251	1,213	713	3.1%	75.5%
Gain on sales of loans	18	43	83	-58.1%	-78.3%
Loss on sale of impaired loans		—	—
Gain on sale of other real estate owned		—	11		-100.0%
Realized and unrealized gain (loss) on equity investments	(559)	(2,302)	(307)	-75.7%	82.1%
BOLI income	646	686	765	-5.8%	-15.6%
Other	90	47	52	91.5%	73.1%

Total non-interest income	1,446	(313)	1,317	562.0%	9.8%

Non-interest expense:
Salaries and employee benefits	6,944	6,715	6,511	3.4%	6.7%
Occupancy and equipment	2,608	2,673	2,983	-2.4%	-12.6%
Data processing and communications	1,520	1,469	1,511	3.5%	0.6%
Professional fees	614	489	543	25.6%	13.1%
Director fees	375	296	233	26.7%	60.9%
Regulatory assessment fees	264	244	303	8.2%	-12.9%
Advertising and promotions	286	254	200	12.6%	43.0%
Other real estate owned, net	1	4	(11)	-75.0%	-109.1%
Loss from extinguishment of debt	—	—	337		-100.0%
Other	841	912	918	-7.8%	-8.4%

Total non-interest expense	13,453	13,056	13,528	3.0%	-0.6%

Income before income tax provision	18,944	14,372	11,722	31.8%	61.6%
Income tax provision	5,552	4,209	3,400	31.9%	63.3%

Net Income	13,392	10,163	8,322	31.8%	60.9%
Preferred stock dividends	174	138	286	26.1%	-39.1%

Net Income available to common stockholders	$13,218	$10,025	$8,036	31.9%	64.5%

Net Income per common share-basic and diluted
Basic	$0.78	$0.59	$0.47	32.0%	65.6%

Diluted	$0.76	$0.58	$0.47	32.2%	61.2%

Weighted average number of common shares outstanding
Basic	16,982	16,997	17,019	-0.1%	-0.2%

Diluted	17,356	17,404	17,222	-0.3%	0.8%

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

	Statements of Income - Nine Months Ended,
	September 30, 2022	September 30, 2021	September 30, 2022 vs. September 30, 2021

	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$87,404	$80,673	8.3%
Mortgage-backed securities	379	532	-28.8%
Other investment securities	2,990	2,345	27.5%
FHLB stock and other interest earning assets	1,812	673	169.2%

Total interest and dividend income	92,585	84,223	9.9%

Interest expense:
Deposits:
Demand	2,873	3,407	-15.7%
Savings and club	331	376	-12.0%
Certificates of deposit	2,916	4,975	-41.4%

	6,120	8,758	-30.1%
Borrowings	2,701	3,226	-16.3%

Total interest expense	8,821	11,984	-26.4%

Net interest income	83,764	72,239	16.0%
Provision for loan losses	(2,575)	4,840	-153.2%

Net interest income after provision for loan losses	86,339	67,399	28.1%

Non-interest income:
Fees and service charges	3,678	2,853	28.9%
Gain on sales of loans	126	575	-78.1%
(Loss) gain on sale of impaired loans	—	(64)	-100.0%
Gain on sales of other real estate owned	—	11	-100.0%
Realized and unrealized gain on equity investments	(5,546)	(4)	—
BOLI income	2,087	2,195	-4.9%
Gain on sale of premises	—	371	-100.0%
Other	188	150	25.3%

Total non-interest income	533	6,087	-91.2%

Non-interest expense:
Salaries and employee benefits	20,395	19,568	4.2%
Occupancy and equipment	7,976	8,604	-7.3%
Data processing and communications	4,454	4,493	-0.9%
Professional fees	1,597	1,446	10.4%
Director fees	992	790	25.6%
Regulatory assessments	812	993	-18.2%
Advertising and promotions	681	392	73.7%
Other real estate owned, net	6	12	-50.0%
Loss from extinguishment of debt	—	1,071	-100.0%
Other	2,555	2,899	-11.9%

Total non-interest expense	39,468	40,268	-2.0%

Income before income tax provision	47,404	33,218	42.7%
Income tax provision	13,897	9,729	42.8%

Net Income	33,507	23,489	42.6%
Preferred stock dividends	624	852	-26.8%

Net Income available to common stockholders	$32,883	$22,637	45.3%

Net Income per common share-basic and diluted
Basic	$1.94	$1.33	45.6%

Diluted	$1.89	$1.31	44.5%

Weighted average number of common shares outstanding
Basic	16,986	17,085	-0.6%

Diluted	17,369	17,242	0.7%

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

Statements of Financial Condition	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022 vs. June 30, 2022	September 30, 2022 vs. September 30, 2021

	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$11,192	$10,182	$8,569	9.9%	30.6%
Interest-earning deposits	209,832	195,990	434,369	7.1%	-51.7%

Total cash and cash equivalents	221,024	206,172	442,938	7.2%	-50.1%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	92,751	86,749	82,603	6.9%	12.3%
Equity investments	18,408	18,968	23,534	-3.0%	-21.8%
Loans held for sale	—	5	913	-100.0%	-100.0%
Loans receivable, net of allowance for loan losses of $33,195, $34,113 and $38,156, respectively	2,787,015	2,620,630	2,289,854	6.35%	21.71%
Federal Home Loan Bank of New York stock, at cost	12,388	6,781	8,193	82.7%	51.2%
Premises and equipment, net	10,723	11,075	12,998	-3.2%	-17.5%
Accrued interest receivable	11,093	10,315	10,388	7.5%	6.8%
Other real estate owned	75	75	—	0.0%
Deferred income taxes	15,863	13,583	13,515	16.8%	17.4%
Goodwill and other intangibles	5,394	5,406	5,445	-0.2%	-0.9%
Operating lease right-of-use asset	11,785	12,194	13,245	-3.4%	-11.0%
Bank-owned life insurance (“BOLI”)	71,072	70,426	71,728	0.9%	-0.9%
Other assets	7,286	9,657	7,698	-24.6%	-5.4%

Total Assets	$3,265,612	$3,072,771	$2,983,787	6.3%	9.4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$610,425	$595,167	$544,619	2.6%	12.1%
Interest bearing deposits	2,102,521	2,059,863	1,996,786	2.1%	5.3%

Total deposits	2,712,946	2,655,030	2,541,405	2.2%	6.7%
FHLB advances	212,123	86,986	118,573	143.9%	78.9%
Subordinated debentures	37,450	37,391	37,217	0.2%	0.6%
Operating lease liability	12,102	12,496	13,533	-3.2%	-10.6%
Other liabilities	8,309	9,231	9,978	-10.0%	-16.7%

Total Liabilities	2,982,930	2,801,134	2,720,706	6.5%	9.6%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	21,003	16,563	25,723	26.8%	-18.3%
Common stock: no par value, 40,000 shares authorized	—	—	—
Additional paid-in capital common stock	195,057	194,567	193,613	0.3%	0.7%
Retained earnings	105,894	95,393	73,388	11.0%	44.3%
Accumulated other comprehensive (loss) income	(6,149)	(2,997)	(214)	105.2%	2773.4%
Treasury stock, at cost	(33,123)	(31,889)	(29,429)	3.9%	12.6%

Total Stockholders’ Equity	282,682	271,637	263,081	4.1%	7.5%

Total Liabilities and Stockholders’ Equity	$3,265,612	$3,072,771	$2,983,787	6.3%	9.4%

Outstanding common shares	16,974	16,960	17,036

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

	Three Months Ended September 30,
	2022			2021
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)

	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,699,093	$32,302	4.79%	$2,340,690	$26,922	4.60%
Investment Securities	112,172	1276	4.55%	105,595	973	3.69%
FHLB stock and other interest-earning assets	153,705	822	2.14%	402,617	249	0.25%

Total Interest-earning assets	2,964,970	34,400	4.64%	2,848,903	28,144	3.95%
Non-interest-earning assets	106,750			105,399
Total assets	$3,071,720			$2,954,302

Interest-bearing liabilities:
Interest-bearing demand accounts	$774,870	$707	0.36%	$638,812	$648	0.41%
Money market accounts	353,821	462	0.52%	344,142	411	0.48%
Savings accounts	343,515	113	0.13%	321,783	131	0.16%
Certificates of Deposit	545,293	1,087	0.80%	674,558	1,344	0.80%

Total interest-bearing deposits	2,017,500	2,369	0.47%	1,979,294	2,534	0.51%
Borrowed funds	138,314	1,080	3.12%	163,814	997	2.43%

Total interest-bearing liabilities	2,155,813	3,449	0.64%	2,143,108	3,531	0.66%
Non-interest-bearing liabilities	640,102			551,938

Total liabilities	2,795,916			2,695,046
Stockholders’ equity	275,804			259,255

Total liabilities and stockholders’ equity	$3,071,720			$2,954,301

Net interest income		$30,951			$24,613

Net interest rate spread(1)			4.00%			3.29%

Net interest margin(2)			4.18%			3.46%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for loan losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

	Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)

	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,521,375	$87,404	4.62%	$2,336,950	$80,673	4.60%
Investment Securities	109,422	3,369	4.11%	108,492	2,877	3.54%
FHLB stock and other interest-earning assets	314,024	1,812	0.77%	330,500	673	0.27%

Total Interest-earning assets	2,944,821	92,585	4.19%	2,775,942	84,223	4.05%
Non-interest-earning assets	105,368			107,319
Total assets	$3,050,189			$2,883,261

Interest-bearing liabilities:
Interest-bearing demand accounts	$759,307	$1,674	0.29%	$627,193	$2,108	0.47%
Money market accounts	351,846	1,199	0.45%	332,489	1,299	0.54%
Savings accounts	342,199	331	0.13%	313,315	376	0.16%
Certificates of Deposit	573,951	2,915	0.68%	677,868	4,975	1.07%

Total interest-bearing deposits	2,027,303	6,120	0.40%	1,950,865	8,758	0.64%
Borrowed funds	119,059	2,701	3.02%	179,913	3,226	2.39%

Total interest-bearing liabilities	2,146,362	8,821	0.71%	2,130,778	11,984	0.75%
Non-interest-bearing liabilities	631,097			497,358

Total liabilities	2,777,459			2,628,136
Stockholders’ equity	272,730			255,125

Total liabilities and stockholders’ equity	$3,050,189			$2,883,261

Net interest income		$83,764			$72,239

Net interest rate spread(1)			3.64%			3.30%

Net interest margin(2)			3.79%			3.47%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for loan losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

	Financial Condition data by quarter
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands, except book values)
Total assets	$3,265,612	$3,072,771	$3,040,310	$2,967,528	$2,983,787
Cash and cash equivalents	221,024	206,172	396,653	411,629	442,938
Securities	111,159	105,717	107,576	110,373	106,137
Loans receivable, net	2,787,015	2,620,630	2,395,930	2,304,942	2,289,854
Deposits	2,712,946	2,655,030	2,631,175	2,561,402	2,541,405
Borrowings	249,573	124,377	109,181	108,986	155,790
Stockholders’ equity	282,682	271,637	276,159	274,024	263,081
Book value per common share[1]	$15.42	$15.04	$14.72	$14.47	$13.93
Tangible book value per common share[2]	$15.11	$14.73	$14.41	$14.16	$13.62

	Operating data by quarter
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands, except for per share amounts)
Net interest income	$30,951	$27,741	$25,072	$25,154	$24,613
Provision (credit ) for loan losses	—	—	(2,575)	(985)	680
Non-interest income	1,446	-313	-600	2,608	1,317
Non-interest expense	13,453	13,056	12,959	13,707	13,528
Income tax expense	5,552	4,209	4,136	4,289	3,400

Net income	$13,392	$10,163	$9,952	$10,751	$8,322

Net income per diluted share	$0.76	$0.58	$0.56	$0.61	$0.47

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Return on average assets	1.74%	1.32%	1.33%	1.42%	1.13%
Return on average stockholder’s equity	19.42%	15.00%	14.67%	16.25%	12.84%
Net interest margin	4.18%	3.74%	3.46%	3.44%	3.46%
Stockholder’s equity to total assets	8.66%	8.84%	9.08%	9.23%	8.82%
Efficiency Ratio[4]	41.53%	47.60%	52.95%	49.37%	52.17%

	Asset Quality Ratios
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands, except for ratio %)
Non-Accrual Loans	$8,505	$9,201	$9,232	$14,889	$20,725
Non-Accrual Loans as a % of Total Loans	0.30%	0.35%	0.38%	0.64%	0.89%
ALLL as % of Non-Accrual Loans	390.3%	370.7%	368.1%	249.3%	184.1%
Impaired Loans	40,524	42,411	40,955	49,382	58,863
Classified Loans	30,180	31,426	29,850	39,157	48,547

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

	Recorded Investment in Loans Receivable by quarter
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands)
Residential one-to-four family	$242,238	$235,883	$233,251	$224,534	$224,330
Commercial and multi-family	2,164,320	2,030,597	1,804,815	1,720,174	1,739,976
Construction	153,103	155,070	141,082	153,904	149,076
Commercial business	205,661	181,868	198,216	191,139	161,416
Home equity	56,064	51,808	52,279	50,469	52,109
Consumer	2,545	2,656	2,726	3,717	2,730

	$2,823,931	$2,657,882	$2,432,369	$2,343,937	$2,329,637
Less:
Deferred loan fees, net	(3,721)	(3,139)	(2,459)	(1,876)	(1,627)
Allowance for loan loss	(33,195)	(34,113)	(33,980)	(37,119)	(38,156)

Total loans, net	$2,787,015	$2,620,630	$2,395,930	$2,304,942	$2,289,854

	Non-Accruing Loans in Portfolio by quarter
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands)
Residential one-to-four family	$263	$267	$278	$282	$455
Commercial and multi-family	757	757	757	8,601	13,322
Construction	3,180	3,043	2,954	2,847	2,787
Commercial business	4,305	5,104	5,243	3,132	4,128
Home equity	—	30	—	27	33

Total:	$8,505	$9,201	$9,232	$14,889	$20,725

BCBP Reports Third Quarter 2022 Earnings

October 20, 2022

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands, except per share amounts)
Total Stockholders’ Equity	$282,682	$271,637	$276,159	$274,024	$263,081
Less: goodwill	5,252	5,252	5,252	5,252	5,252
Less: preferred stock	21,003	16,563	26,213	28,923	25,723

Total tangible common stockholders’ equity	256,427	249,822	244,694	239,849	232,106
Shares common shares outstanding	16,974	16,960	16,984	16,940	17,036
Book value per common share	$15.42	$15.04	$14.72	$14.47	$13.93

Tangible book value per common share	$15.11	$14.73	$14.41	$14.16	$13.62

	Efficiency Ratios
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands, except for ratio %)
Net interest income	$30,951	$27,741	$25,072	$25,154	$24,613
Non-interest income	1,446	-313	-600	2,608	1,317

Total income	32,397	27,428	24,472	27,762	25,930
Non-interest expense	13,453	13,056	12,959	13,707	13,528

Efficiency Ratio	41.53%	47.60%	52.95%	49.37%	52.17%

	Distribution of Deposits by quarter
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

	(In thousands)
Demand:
Non-Interest Bearing	$610,425	$595,167	$621,403	$588,207	$544,619
Interest Bearing	726,012	810,535	724,020	668,262	644,453
Money Market	370,353	360,356	354,302	337,126	351,508

Sub-total:	$1,706,790	$1,766,058	$1,699,725	$1,593,595	$1,540,580
Savings and Club	338,864	347,279	341,529	329,724	326,807
Certificates of Deposit	667,291	541,693	589,921	638,083	674,018

Total Deposits:	$2,712,945	$2,655,030	$2,631,175	$2,561,402	$2,541,405